Exhibit 10.1

Execution Version

SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of July 28, 2020, and is made by and among MidWestOne Financial Group, Inc., an Iowa corporation (the “Company”), and the several purchasers of the Subordinated Notes (as defined herein) identified on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company is offering up to $65,000,000 in aggregate principal amount of Subordinated Notes, which aggregate amount is intended to qualify as Tier 2 Capital (as defined herein).

WHEREAS, the Company has engaged Piper Sandler & Co., D.A. Davidson & Co. and Janney Montgomery Scott LLC as its exclusive placement agents (“Placement Agents”) for the offering of the Subordinated Notes.

WHEREAS, each of the Purchasers is an institutional “accredited investor” as such term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or a QIB (as defined herein).

WHEREAS, the offer and sale of the Subordinated Notes by the Company is being made in reliance upon the exemptions from registration available under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.

WHEREAS, each Purchaser is willing to purchase from the Company a Subordinated Note in the principal amount set forth on such Purchaser’s respective signature page hereto (each, a “Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes and in the Indenture (as defined herein).

WHEREAS, at Closing, the Company and the Purchasers shall execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, the Company will agree to provide certain registration rights with respect to the Subordinated Notes under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.            DEFINITIONS.

1.1          Defined Terms. The following capitalized terms used in this Agreement have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Subordinated Note represented by a global certificate, the rules and procedures of DTC (as defined herein) that apply to such transfer or exchange.

“Articles” means the articles of incorporation of the Company, as in effect on the Closing Date.

“Bank” means MidWestOne Bank, an Iowa state-chartered commercial bank and wholly owned subsidiary of the Company.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Iowa are permitted or required by any applicable law or executive order to close.

“Bylaws” means the bylaws of the Company, as in effect on the Closing Date.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” means the date hereof.

“Company” has the meaning set forth in the preamble hereto and shall include any successors to the Company.

“Company Covered Person” has the meaning set forth in Section 4.2.4.

“Company’s Reports” means (i) the audited financial statements of the Company for the year ended December 31, 2019, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC; (ii) the unaudited financial statements of the Company for the quarter ended March 31, 2020, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC; and (iii) the Company’s reports for the year ended December 31, 2019, and the quarter ended March 31, 2020, as filed with the FRB as required by regulations of the FRB.

“Disbursement” has the meaning set forth in Section 3.1.

“Disqualification Event” has the meaning set forth in Section 4.2.4.

“DTC” has the meaning set forth in Section 5.8.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Global Note” has the meaning set forth in Section 3.1.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency (including, without limitation, each applicable Regulatory Agency) with jurisdiction over the Company or a Subsidiary of the Company.

“Governmental Licenses” has the meaning set forth in Section 4.3.

“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means: (i) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company; and (ii) all obligations secured by any lien in property owned by the Company or any Subsidiary whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other Indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by the Company or the Bank and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Indenture” means the indenture, dated as of the date hereof, by and between Company and U.S. Bank National Association, as trustee, under which the Subordinated Notes are to be issued, substantially in the form attached hereto as Exhibit B, as the same may be amended or supplemented from time to time in accordance with the terms thereof.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial condition, results of operations or business of such Person, or (ii) would materially impair the ability of such Person to perform its respective obligations under any of the Transaction Documents, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to the Company, the Bank or the Purchasers, (4) direct effects of compliance with this Agreement on the operating performance of the Company, the Bank or the Purchasers, including expenses incurred by the Company, the Bank or the Purchasers in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by the Company with the prior written consent of the Purchasers, and vice versa, or as otherwise contemplated by this Agreement, the Indenture and the Subordinated Notes.

“Maturity Date” means July 30, 2030.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agents” has the meaning set forth in the Recitals.

“Property” means any real property owned or leased by the Company or any Affiliate or Subsidiary of the Company.

“Purchaser” or “Purchasers” has the meaning set forth in the preamble hereto.

“QIB” has the meaning set forth in Section 5.8.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to the Company, the Bank or any of their Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Secondary Market Transaction” has the meaning set forth in Section 5.5.

“Securities Act” has the meaning set forth in the Recitals.

“Subordinated Note” means the Subordinated Note (or collectively, the “Subordinated Notes”) in the form attached as an exhibit to the Indenture, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.

“Subordinated Note Amount” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any Person, any corporation or entity (other than a trust) in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in 12 C.F.R. Part 217, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“Transaction Documents” has the meaning set forth in Section 3.2.1.1.

“Trustee” means the trustee or successor in accordance with the applicable provisions of the Indenture.

1.2          Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern Time unless otherwise specifically provided. All references to this Agreement, the Subordinated Notes and the Indenture shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, replacement, extension or other modification thereof.

1.3          Exhibits Incorporated. All Exhibits attached hereto are hereby incorporated into this Agreement.

2.            SUBORDINATED DEBT.

2.1          Certain Terms. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Purchasers, severally and not jointly, Subordinated Notes, which will be issued pursuant to the Indenture, in an aggregate principal amount equal to the aggregate of the Subordinated Note Amounts. Each Purchaser, severally and not jointly, agrees to purchase the Subordinated Notes with an aggregate principal amount equal to the Subordinated Note Amount set forth on its signature page hereto, which will be issued pursuant to the Indenture, from the Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement, the Indenture and the Subordinated Notes. The Subordinated Note Amounts shall be disbursed in accordance with Section 3.1.

2.2          Subordination. The Subordinated Notes shall be subordinated in accordance with the subordination provisions set forth therein and in the Indenture.

2.3          Maturity Date. On the Maturity Date, all sums due and owing under the Subordinated Notes shall be repaid in full. The Company acknowledges and agrees that the Purchasers have not made any commitments, either express or implied, to extend the terms of the Subordinated Notes past their Maturity Date, and shall not extend such terms beyond the Maturity Date unless the Company and the Purchasers hereafter specifically otherwise agree in writing.

2.4          Unsecured Obligations. The obligations of the Company to the Purchasers under the Subordinated Notes shall be unsecured.

2.5          The Closing. The closing of the sale and purchase of the Subordinated Notes (the “Closing”) shall occur at the offices of the Company at 10:00 a.m. (Central Time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.

2.6          Payments. The Company agrees that the matters concerning payments and application of payments shall be as set forth in the Indenture.

2.7          No Right of Offset. Each Purchaser hereby expressly waives any right of offset it may have against the Company or any of its Subsidiaries.

2.8          Use of Proceeds. The Company shall use the net proceeds from the sale of Subordinated Notes for general corporate purposes and to support its organic growth plans, including maintaining its regulatory capital ratios.

3.            DISBURSEMENT.

3.1          Disbursement. On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by the Company, each Purchaser shall disburse in immediately available funds the Subordinated Note Amount set forth on each Purchaser’s respective signature page hereto to the Company in exchange for an electronic securities entitlement through the facilities of DTC in accordance with the Applicable Procedures in the Indenture with a principal amount equal to such Subordinated Note Amount (the “Disbursement”). The Company will deliver to the Trustee a global certificate representing the Subordinated Notes (the “Global Note”) registered in the name of Cede & Co., as nominee for DTC.

3.2          Conditions Precedent to Disbursement.

3.2.1       Conditions to the Purchasers’ Obligation. The obligation of each Purchaser to consummate the purchase of the Subordinated Notes to be purchased by it at Closing and to effect the Disbursement is subject to delivery by or at the direction of the Company to such Purchaser (or, with respect to the Indenture, the Trustee) each of the following (or written waiver by such Purchaser prior to the Closing of such delivery):

3.2.1.1            Transaction Documents. This Agreement, the Indenture, the Global Note and the Registration Rights Agreement (collectively, the “Transaction Documents”), each duly authorized and executed by the Company.

3.2.1.2            Authority Documents.

(a)            A copy, certified by the Secretary or Assistant Secretary of the Company, of the Articles of the Company;

(b)            A certificate of existence of the Company issued by the Secretary of State of the State of Iowa;

(c)            A copy, certified by the Secretary or Assistant Secretary of the Company, of the Bylaws of the Company;

(d)            A copy, certified by the Secretary or Assistant Secretary of the Company, of the resolutions of the board of directors of the Company, and any committee thereof, authorizing the issuance of the Subordinated Note and the execution, delivery and performance of the Transaction Documents;

(e)            An incumbency certificate of the Secretary or Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement; and

(f)             The opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel to the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C attached hereto addressed to the Purchasers and Placement Agents.

3.2.1.3            Other Documents. Such other certificates, affidavits, schedules, resolutions, notes and/or other documents that are provided for hereunder or additional information regarding Company, Bank and any other Subsidiary of Company that a Purchaser may reasonably request.

3.2.1.4            Aggregate Investments. Prior to, or contemporaneously with the Closing, each Purchaser shall have actually delivered the Subordinated Note Amount set forth on such Purchaser’s signature page.

3.2.2       Conditions to the Company’s Obligation.

3.2.2.1            The obligation of the Company to consummate the sale of the Subordinated Notes and to effect the Closing is subject to: (i) with respect to a given Purchaser, delivery by or at the direction of such Purchaser to the Company of this Agreement and the Registration Rights Agreement, each duly authorized and executed by such Purchaser; (ii) with respect to a given Purchaser, the Company’s receipt of the Subordinated Note Amount set forth on such Purchaser’s signature page; and (iii) the Company’s receipt of the Indenture, duly authorized and executed by the Trustee.

4.            REPRESENTATIONS AND WARRANTIES OF COMPANY.

The Company hereby represents and warrants to each Purchaser that, except as disclosed in the Company’s Reports:

4.1          Organization and Authority.

4.1.1       Organization Matters of the Company and Its Subsidiaries.

4.1.1.1            The Company is a duly organized corporation, is validly existing and in good standing under the laws of the State of Iowa and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect on the Company. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

4.1.1.2            Each Subsidiary of the Company other than the Bank either has been duly organized and is validly existing as a corporation or limited liability company, or, in the case of the Bank, has been duly chartered and is validly existing as an Iowa state-chartered bank, in each case in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect on the Company. All of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through Subsidiaries of the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except as restricted in a negative pledge covenant under that certain Credit Agreement, dated as of April 30, 2015, between Company and U.S. Bank National Association, as amended; none of the outstanding shares of capital stock of, or other Equity Interests in, any Subsidiary of the Company were issued in violation of the preemptive or similar rights of any security holder of such Subsidiary of the Company or any other entity.

4.1.1.3            The deposit accounts of the Bank are insured by the FDIC up to applicable limits. The Bank has not received any notice or other information indicating that the Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of the Bank as an FDIC-insured institution.

4.1.2       Capital Stock and Related Matters. The Articles of the Company authorize the Company to issue 30,000,000 shares of common stock and 500,000 shares of preferred stock. As of the date of this Agreement, there are 16,099,324 shares of the Company’s common stock issued and outstanding and no shares of the Company’s preferred stock issued and outstanding. All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable. There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment to any Person other than the Company except pursuant to the Company’s equity incentive plans duly adopted by the Company’s Board of Directors.

4.2          No Impediment to Transactions.

4.2.1       Transaction is Legal and Authorized. The issuance of the Subordinated Notes pursuant to the Indenture, the borrowing of the aggregate of the Subordinated Note Amounts, the execution of the Transaction Documents and compliance by the Company with all of the provisions of the Transaction Documents are within the corporate and other powers of the Company.

4.2.2       Agreement, Indenture and Registration Rights Agreement. This Agreement, the Indenture and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties thereto, including the Trustee for purposes of the Indenture, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.3       Subordinated Notes. The Subordinated Notes have been duly authorized by the Company and when the Global Note representing such Subordinated Notes is executed by the Company and completed and authenticated by the Trustee in accordance with, and in the forms contemplated by the Indenture and issued, delivered to and paid for by the Purchasers in accordance with the terms of the Agreement, will have been duly executed, authenticated, issued and delivered under the Indenture, and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.4       Exemption from Registration. Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Subordinated Notes. Assuming the accuracy of the representations and warranties of each Purchaser set forth in this Agreement, the Subordinated Notes will be issued in a transaction exempt from the registration requirements of the Securities Act. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Person described in Rule 506(d)(1) (each, a “Company Covered Person”). The Company has exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e).

4.2.5       No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents nor compliance with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both) (i) violate, conflict with or result in a breach of, or constitute a default under: (1) the Articles or Bylaws of the Company; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which the Company or Bank, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to the Company or the Bank; or (4) any statute, rule or regulation applicable to the Company, except (x) in the case of item (2) for such violations and conflicts consented to or approved by the counterparty to the Company or the Bank under any contract, agreement or instrument and set forth in Schedule 4.2.5 hereto and (y) in the case of items (2), (3) or (4), for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of the Company. Neither the Company nor the Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which the Company or the Bank, as applicable, is a party or by which the Company or the Bank, as applicable, or any of its properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company.

4.2.6       Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act, the Exchange Act or state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations.

4.3          Possession of Licenses and Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by them except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on the Company or such applicable Subsidiary, taken as a whole; the Company and each Subsidiary of the Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company or such applicable Subsidiary, taken as a whole; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on the Company or such applicable Subsidiary, taken as a whole; and neither the Company nor any Subsidiary of the Company has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

4.4          Financial Condition.

4.4.1       Company Financial Statements. The financial statements of the Company included in the Company’s Reports (including the related notes, where applicable), which have been made available to the Purchasers (i) have been prepared from, and are in accordance with, the books and records of the Company; (ii) fairly present in all material respects the results of operations, cash flows, changes in shareholders’ equity and financial position of the Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, (x) as indicated in such statements or in the notes thereto, (y) for any statement therein or omission therefrom that was corrected, amended, or supplemented or otherwise disclosed or updated in a subsequent Company’s Report, and (z) to the extent that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company contained in the Company’s Reports for the Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby.

4.4.2       Absence of Default. Since December 31, 2019, no event has occurred which either by itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company the right to accelerate the maturity of any material Indebtedness of the Company. The Company is not in default under any other Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on the Company.

4.4.3       Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, the Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary of the Company.

4.4.4       Ownership of Property. The Company and each of its Subsidiaries has title as to all real property owned by it and title to all assets and properties owned by the Company and such Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in the Company’s Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank, the Federal Reserve Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by the Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such as do not, individually or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries, as lessee, has the right under valid and existing Leases of real and personal properties that are material to the Company or such Subsidiary, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it. Such existing Leases and commitments to Lease constitute or will constitute operating Leases for both tax and financial accounting purposes except as otherwise disclosed in the Company’s Reports and the Lease expense and minimum rental commitments with respect to such Leases and Lease commitments are as disclosed in all material respects in the Company’s Reports.

4.5          No Material Adverse Change. Since December 31, 2019, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

4.6          Legal Matters.

4.6.1       Compliance with Law. The Company and each of its Subsidiaries (i) has complied with and (ii) to the Company’s knowledge, is not under investigation with respect to and has not been threatened to be charged with or given any notice of any material violation of any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries is in compliance with, and at all times prior to the date hereof has been in compliance with, (x) all statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any Governmental Agency, applicable to it, and (y) its own privacy policies and written commitments to customers, consumers and employees, concerning data protection, the privacy and security of personal data, and the nonpublic personal information of its customers, consumers and employees, in each case except where any such failure to comply, would not result, individually or in the aggregate, in a Material Adverse Effect on the Company or the applicable Subsidiary. At no time during the two years prior to the date hereof has the Company or any of its Subsidiaries received any written notice asserting any violations of any of the foregoing.

4.6.2       Regulatory Enforcement Actions. The Company, the Bank and the Company’s other Subsidiaries are in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it or to them, the failure to comply with which would have a Material Adverse Effect on the Company or the applicable Subsidiary. None of the Company, the Bank, the Company’s or the Bank’s Subsidiaries nor any of their officers or directors is now operating under any restrictions, agreements, memoranda, commitment letter, supervisory letter or similar regulatory correspondence, or other commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to the Company’s knowledge, (i) any such restrictions threatened, (ii) any agreements, memoranda or commitments being sought by any Governmental Agency , or (iii) any legal or regulatory violations previously identified by, or penalties or other remedial action previously imposed by, any Governmental Agency remains unresolved.

4.6.3       Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to the Company’s knowledge, threatened or proposed, against the Company or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and any of its Subsidiaries, taken as a whole, or affect issuance of or payment on the Subordinated Notes; and neither the Company nor any of its Subsidiaries is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that either separately or in the aggregate, will have a Material Adverse Effect on the Company and any of its Subsidiaries, taken as a whole.

4.6.4       Environmental. No Property is or, to the Company’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials, and neither the Company nor any of its Subsidiaries has engaged in such activities. There are no claims or actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.

4.6.5       Brokerage Commissions. Except for commissions paid or payable to the Placement Agents, neither the Company nor any Affiliate of the Company is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.

4.6.6       Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.7          No Misstatement. No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by the Company to the Purchasers in connection with the negotiation, execution or performance of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Purchasers and as of the date of this Agreement, except for any statement therein or omission therefore which was corrected, amended or supplemented or otherwise disclosed or updated in a subsequent exhibit, report, schedule or document prior to the date of this Agreement.

4.8          Internal Accounting Controls. The Company, the Bank and each other Subsidiary of the Company has established and maintains a system of internal control over financial reporting that pertains to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company’s assets (on a consolidated basis), provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and the Bank’s receipts and expenditures and receipts and expenditures of each of the Company’s other Subsidiaries are being made only in accordance with authorizations of the Company management and Board of Directors, and provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company on a consolidated basis that could have a Material Adverse Effect. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since the conclusion of the Company’s last completed fiscal year there has not been and there currently is not (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s or the Bank’s internal control over financial reporting. The Company (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within the Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s internal controls over financial reporting. Such disclosure controls and procedures are effective for the purposes for which they were established.

4.9          Tax Matters. The Company, Bank and each Subsidiary of the Company have (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it, other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.

4.10        Exempt Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Subordinated Notes by the Company to the Purchasers.

4.11        Representations and Warranties Generally. The representations and warranties of the Company set forth in this Agreement or in any other document delivered to the Purchasers by or on behalf of the Company pursuant to or in connection with this Agreement are true and correct as of the date hereof and as otherwise specifically provided herein or therein. Any certificate signed by a duly authorized representative of the Company and delivered to a Purchaser or to counsel for a Purchaser shall be deemed to be a representation and warranty by the Company to such Purchaser as to the matters set forth therein.

5.            GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

The Company hereby further covenants and agrees with each Purchaser as follows:

5.1          Compliance with Transaction Documents. The Company shall comply with, observe and timely perform each and every one of its covenants, agreements and obligations under the Transaction Documents.

5.2          Affiliate Transactions. The Company shall not itself, nor shall it cause, permit or allow any of its Subsidiaries to enter into any material transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of the Company except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to the Company or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.3          Compliance with Laws; Additional Agreements.

5.3.1       Generally. The Company shall comply and cause the Bank and each of its other Subsidiaries to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company.

5.3.2       Regulated Activities. The Company shall not itself, nor shall it cause, permit or allow the Bank or any other of its Subsidiaries to (i) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on the Company, the Bank and/or such of its Subsidiaries or (ii) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.

5.3.3       Taxes. The Company shall and shall cause the Bank and any other of its Subsidiaries to promptly pay and discharge all taxes, assessments and other governmental charges imposed upon the Company, the Bank or any other of the Company’s Subsidiaries or upon the income, profits, or property of the Company or any of its Subsidiaries and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of the Company, the Bank or any other of the Company’s Subsidiaries if such nonpayment could reasonably be expected to have a Material Adverse Effect on the Company. Notwithstanding the foregoing, none of the Company, the Bank or any other of the Company’s Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof is being contested in good faith by appropriate proceedings, and appropriate reserves therefor are being maintained on the books of the Company, the Bank and such other Subsidiary of the Company.

5.3.4       Corporate Existence. The Company shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of the Bank and its and their rights and franchises, and comply in all material respects with all related laws applicable to the Company, the Bank or the other Subsidiaries.

5.3.5       Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Maturity Date of the Subordinated Notes, the Company will immediately notify the Holder (as defined in the Indenture), and thereafter the Company and the Holder (as defined in the Indenture) will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event as described in the Subordinated Notes.

5.4          Absence of Control. It is the intent of the parties to this Agreement that in no event shall the Purchasers, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, the Company, and the Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

5.5          Secondary Market Transactions. Each Purchaser shall have the right at any time and from time to time to securitize its Subordinated Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Subordinated Notes (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, the Company shall, at the Company’s expense, cooperate with any such Purchaser and otherwise reasonably assist any such Purchaser in satisfying the market standards to which any such Purchaser customarily adheres or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transaction. Subject to any written confidentiality obligation, all information regarding the Company may be furnished, without liability except in the case of gross negligence or willful misconduct, to any the Purchaser and to any Person reasonably deemed necessary by Purchaser in connection with participation in such Secondary Market Transaction. All documents, financial statements, appraisals and other data relevant to the Company or the Subordinated Notes may be retained by any such Person, subject to the terms of any applicable confidentiality agreements.

5.6          Bloomberg. The Company shall use commercially reasonable efforts to cause the Subordinated Notes to be quoted on Bloomberg.

5.7          Rule 144A Information. While any Subordinated Notes remain “restricted securities” within the meaning of the Securities Act, the Company will make available, upon request, to any seller of such Subordinated Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

5.8          DTC Registration. The Company shall use commercially reasonable efforts to cause the Subordinated Notes held by “qualified institutional buyers,” as defined in Rule 144A under the Securities Act (a “QIB”), to be registered in the name of Cede & Co. as nominee of The Depository Trust Company (“DTC”) or a nominee of DTC.

5.9          NRSRO Rating. The Company will use commercially reasonable efforts to maintain a rating by a nationally recognized statistical rating organization while any Subordinated Notes remain outstanding.

5.10        Resale Registration Statement. Subject to the terms and conditions of this Agreement, the Company will provide to the Purchasers the resale registration rights described in the Registration Rights Agreement.

6.            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS.

Each Purchaser hereby represents and warrants to the Company, and covenants with the Company, severally and not jointly, as follows:

6.1          Legal Power and Authority. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It is an entity duly organized, validly existing and in good standing under the laws its jurisdiction of organization.

6.2          Authorization and Execution. The execution, delivery and performance of this Agreement and the Registration Rights Agreement have been duly authorized by all necessary action on the part of such Purchaser, and, assuming due authorization, execution and delivery by the Company, this Agreement and the Registration Rights Agreement are each a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

6.3          No Conflicts. Neither the execution, delivery or performance of this Agreement and the Registration Rights Agreement nor the consummation of any of the transactions contemplated by the Transaction Documents will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) its organizational documents, (ii) any agreement to which it is party, (iii) any law applicable to it or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it.

6.4          Purchase for Investment. It is purchasing the Subordinated Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same. It has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.

6.5          Institutional Accredited Investor. It is and will be on the Closing Date (i) an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets, or (ii) a QIB.

6.6          Financial and Business Sophistication. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes. It has relied solely upon its own knowledge of, and the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.

6.7          Ability to Bear Economic Risk of Investment. It recognizes that an investment in the Subordinated Notes involves substantial risk. It has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in the Company.

6.8          Information. It acknowledges that (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) it has conducted its own examination of the Company and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to invest in the Subordinated Notes; and (iii) it has availed itself of publicly available financial and other information concerning the Company to the extent it deems necessary to make its decision to purchase the Subordinated Notes. It has received and reviewed the information contained in Exhibit D attached hereto regarding the risk factors relating to the offering of the Subordinated Notes and, to the extent applicable, has reviewed the information made available in a data room established by the Company in connection with the offering of the Subordinated Notes.

6.9          Access to Information. It acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested by it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.

6.10        Investment Decision. It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other Person or entity, including the Placement Agents (or, with respect to the Indenture, the Trustee). Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein. It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, including, without limitation, the Placement Agents (or, with respect to the Indenture, the Trustee), except for the express statements, representations and warranties of the Company made or contained in this Agreement. Furthermore, it acknowledges that (i) the Placement Agents have not performed any due diligence review on behalf of it and (ii) nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.

6.11        Private Placement; No Registration; Restricted Legends. It understands and acknowledges that the Subordinated Notes are being sold by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D and Sections 4(a)(2) and 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it. It is not subscribing for the Subordinated Notes as a result of or subsequent to any general solicitation or general advertising, in each case within the meaning of Rule 502(c) of Regulation D, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting. It further acknowledges and agrees that the Global Note will bear the restrictive legend set forth in the form of Subordinated Note, which is attached as an exhibit to the Indenture. It further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Subordinated Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement.

6.12        Placement Agents. It will purchase the Subordinated Note(s) directly from the Company and not from the Placement Agents and understands that none of the Placement Agents nor any other broker or dealer has any obligation to make a market in the Subordinated Notes.

6.13        Tier 2 Capital. If the Company provides notice as contemplated in Section 5.3.5 of the occurrence of the event contemplated in such section, thereafter the Company and the Purchasers will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event as described in the Subordinated Notes.

6.14        Accuracy of Representations. It understands that each of the Placement Agents and the Company are relying upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement.

6.15        Representations and Warranties Generally. The representations and warranties of the Purchaser set forth in this Agreement are true and correct as of the date hereof and as otherwise specifically provided herein. Any certificate signed by a duly authorized representative of the Purchaser and delivered to the Company or to counsel for the Company shall be deemed to be a representation and warranty by the Purchaser to the Company as to the matters set forth therein.

7.            MISCELLANEOUS.

7.1          Prohibition on Assignment by the Company. Except as described in the Indenture, the Company may not assign, transfer or delegate any of its rights or obligations under this Agreement or the Subordinated Notes without the prior written consent of the Holders (as defined in the Indenture). In addition, in accordance with the terms of the Subordinated Notes, any transfer of such Subordinated Notes by the Holders (as defined in the Indenture) must be made in accordance with the Assignment Form attached thereto and the requirements and restrictions thereof.

7.2          Time of the Essence. Time is of the essence for this Agreement.

7.3          Waiver or Amendment. No waiver or amendment of any term, provision, condition, covenant or agreement herein or in the Subordinated Notes shall be effective unless in writing and signed by all of the parties hereto. Waiver or amendment of any term of the Indenture and/or the Subordinated Note shall be governed by the terms of the Indenture. No failure to exercise or delay in exercising, by a Purchaser or any holder of the Subordinated Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on the Company in any case shall, in itself, entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchasers to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by the Purchasers to or of any breach or default by the Company in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of the Company hereunder.

7.4          Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

7.5          Notices. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier promising next business day delivery, addressed:

if to the Company:	MidWestOne Financial Group, Inc. 102 South Clinton St. Iowa City, Iowa 52240 Attention: Barry Ray

with a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900 Chicago, Illinois 60606 Attention: Robert M. Fleetwood

if to the Purchasers:	To the address indicated on such Purchaser’s signature page.

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three (3) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next business day delivery was requested).

7.6          Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that, unless a Purchaser consents in writing, no assignment made by the Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of the Company. The term “successors and assigns” will not include a purchaser of any of the Subordinated Notes from any Purchaser merely because of such purchase.

7.7          No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Purchaser, shall be deemed to make a Purchaser a partner or joint venturer with the Company.

7.8          Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Purchaser shall be in form and substance satisfactory to such Purchaser.

7.9          Entire Agreement. This Agreement and the Subordinated Notes, along with any exhibits thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement, the Indenture, the Registration Rights Agreement or the Subordinated Notes.

7.10        Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or principles of conflict of laws. Nothing herein shall be deemed to limit any rights, powers or privileges which a Purchaser may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by a Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.

7.11        No Third Party Beneficiary. This Agreement is made for the sole benefit of the Company and the Purchasers, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that the Placement Agents may rely on the representations and warranties contained herein to the same extent as if they were a party to this Agreement.

7.12        Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

7.13        Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

7.14        Knowledge; Discretion. All references herein to a Purchaser’s or the Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge of such party’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Purchaser, to the making of a determination or designation by a Purchaser, to the application of a Purchaser’s discretion or opinion, to the granting or withholding of a Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Purchaser, or otherwise involving the decision making of a Purchaser, shall be deemed to mean that such Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.

7.15        Waiver of Right To Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR THE PURCHASERS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL. THE PARTIES FURTHER ACKNOWLEDGE THAT (I) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT, AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

7.16        Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

7.17        Survival. Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY:

MidWestOne Financial Group, Inc.

By:
Charles N. Funk
Chief Executive Officer

[Company Signature Page to Subordinated Note Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Purchaser has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER:

[INSERT PURCHASER’S NAME]

By:
Name: [●]
Title: [●]

Address of Purchaser:

[●]

Principal Amount of Purchased Subordinated Note:

$[●]

[Purchaser Signature Page to Subordinated Note Purchase Agreement]

Schedule 4.2.5

No Defaults or Restrictions

A consent relating to the transactions contemplated by this Agreement from U.S. Bank National Association has been obtained with respect to that certain Credit Agreement, dated April 30, 2015, as amended (the “Agreement”), by and between U.S. Bank National Association and MidWestOne Financial Group, Inc.

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

EXHIBIT B

FORM OF INDENTURE

EXHIBIT C

OPINION OF COUNSEL

1.            In reliance solely on a certificate of status of the Company and the Bank, each of the Company and the Bank has been organized or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization. Each of the Company and the Bank (i) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets as described in the Company’s Reports, and (ii) is duly qualified or licensed to do business and is in good standing as a foreign corporation or bank, as the case may be, authorized to do business in each jurisdiction in which the nature of such businesses or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

2.            The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

3.            The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation under the provisions of the Federal Deposit Insurance Act.

4.            The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents.

5.            The Agreement has been duly and validly authorized, executed and delivered by the Company. The Agreement constitutes a legal valid and binding obligation of Company, enforceable against Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

6.            The execution and delivery by the Company of, and the performance by the Company of its agreements and obligations under, the Transaction Documents do not (i) to such counsel’s knowledge, violate any applicable provisions of the Iowa Business Corporation Act, (ii) to such counsel’s knowledge, violate any court order or judgment of any agency or court of the State of Iowa having jurisdiction over the Company and known to such counsel or (iii) violate the Articles or Bylaws, each as currently in effect.

7.            The Subordinated Notes have been duly and validly authorized by the Company and, when authenticated and delivered by the Trustee and when issued by the Company and delivered to and paid for by the applicable Purchasers in accordance with the terms of the Agreement, the Indenture, and the Subordinated Notes, will have been duly executed, issued and delivered and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

8.            Assuming the accuracy of the representations and warranties of each of the Purchasers set forth in the Agreement, the Subordinated Notes to be issued and sold by the Company to Purchasers pursuant to the Agreement and the Indenture will be issued in a transaction exempt from the registration requirements of the Securities Act.

EXHIBIT D

RISK FACTORS

Risk Factors Related to the Proposed Subordinated Notes (the “Notes”)

An investment in the securities of MidWestOne Financial Group, Inc. is subject to certain risks related to the type of security and risks inherent in the Company’s business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with the risk factors and other information included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in other documents that the Company files with the Securities and Exchange Commission (the “SEC”). Additional risks and uncertainties that management is not aware of or that management currently deems immaterial may also impair the Company’s business operations. If any of these risks actually occurs, the Company’s financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of the Company’s securities could decline significantly, and you could lose all or part of your investment. The terms “Company,” “we,” “our” and “us” used herein refer to MidWestOne Financial Group, Inc. and its subsidiaries.

The Notes will be unsecured and subordinated to any existing and future senior indebtedness.

The Notes will be subordinated obligations of the Company. Accordingly, they will be junior in right of payment to any existing and all future senior indebtedness, and in certain events of insolvency, to other financial obligations. Our senior indebtedness includes all indebtedness, except indebtedness that is expressly subordinated to or ranked pari passu with the Notes, subject to certain exceptions. The Notes will rank equally with all other unsecured subordinated indebtedness of the Company issued in the future under the indenture between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Indenture”). In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of our subsidiaries, including MidWestOne Bank (the “Bank”).

In addition, the Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture governing the Notes does not limit the amount of senior indebtedness and other financial obligations or secured obligations that we or our subsidiaries may incur.

As a result of the subordination provisions described above, holders of the Notes may not be fully repaid in the event of our bankruptcy, liquidation or reorganization.

The Notes will not be insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”), any other governmental agency or any of our subsidiaries. The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets.

The Notes are not savings accounts, deposits or other obligations of the Bank or any of our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The Notes are obligations of the Company only and are neither obligations of, nor guaranteed by, any of our subsidiaries. The Notes are ineligible and may not be used as collateral for loans made by the Company or the Bank. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the Notes.

The Notes include limited covenants and do not restrict our ability to incur additional debt.

The Notes do not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, the Notes do not contain any covenants prohibiting or limiting us or our subsidiaries from granting liens on assets to secure indebtedness or other obligations, repurchasing our stock or other securities, including any of the Notes, or paying dividends or make other distributions to our shareholders. The Notes do not contain any provision that would provide protection to the holders of the Notes against a material decline in our credit quality.

In addition, the Notes do not limit the amount of additional indebtedness of the Company, the Bank or any of our other subsidiaries may incur or the amount of other obligations that the Company or the Bank may incur ranking senior or equal to the indebtedness evidenced by the Notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the Notes in the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and may limit our ability to meet our obligations under the Notes.

Payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries.

We are a bank holding company, and we conduct substantially all of our operations through subsidiaries, including the Bank. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the Notes. Our primary source of funds to make payments of principal and interest on the Notes and to satisfy any other financial obligations are dividends from the Bank. Our ability to receive dividends from the Bank is contingent on a number of factors, including the Bank’s ability to meet applicable regulatory capital requirements, the Bank’s profitability and earnings, and the general strength of its balance sheet.

Various federal and state laws and regulations limit the amount of dividends that the Bank may pay to the Company. Under Iowa law, the board of directors of an Iowa state-chartered bank may declare and pay a dividend on its outstanding shares only out of undivided profits. Furthermore, the Federal Reserve and the FDIC have issued policy statements stating that insured banks and financial and bank holding companies generally should pay dividends only out of current operating earnings. Also, the Company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event the Bank is unable to pay dividends to us, we may not be able to service any debt we may incur, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

The Bank also may not pay dividends if payment would cause it to become undercapitalized or if it is already undercapitalized and must maintain a common equity Tier 1 capital conservation buffer of greater than 2.5% to avoid becoming subject to restrictions on capital distributions, including dividends. Further, contractual or other restrictions may also limit our subsidiaries’ abilities to pay dividends or make distributions, loans or advances to us. See the information under “Supervision and Regulation — Supervision and Regulation of the Bank — Dividend Payments” in Item 1, “Business,” in our annual report on Form 10-K for the year ended December 31, 2019.

In addition, state and federal banking regulators have broad authority to restrict the payment of dividends, including in circumstances where a bank under such regulator’s jurisdiction engages in (or is about to engage in) unsafe or unsound practices. Such regulators have the authority to require that the bank cease and desist from unsafe and unsound practices and to prevent a bank from paying a dividend if its financial condition is such that the regulator views the payment of a dividend to constitute an unsafe or unsound practice.

For these reasons, we may not have access to any assets or cash flow of our subsidiaries to make principal or interest payments on the Notes.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on our future performance of our operating subsidiaries. Prevailing economic conditions (including interest rates), regulatory constraints, including, without limitation, limiting distributions to us from the Bank and required capital levels with respect to the Bank and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Our subsidiaries may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed (including, without limitation, upon commencement of the floating rate period) on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and Federal Reserve regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to the Bank and commit resources to its support, including, without limitation, the guarantee of its capital plans if it is undercapitalized. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, then the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

The Notes are subject to limited rights of acceleration.

Payment of principal of the Notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. As a result, you have no right to accelerate the payment of principal of the Notes if we fail to pay principal of or interest on the Notes or if we fail in the performance of any of our other obligations under the Notes. Our regulators can, in the event we or the Bank become subject to an enforcement action, prohibit the Bank from paying dividends to us, and prevent our payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes.

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. In addition, the liquidity of the trading market in the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the Notes and the market price of the Notes.

Many factors could affect the trading market for, and the trading value of, the Notes. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of subordinated notes with terms identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; changes in U.S. interest rates; whether the ratings on the Notes or us provided by any rating agency have changed; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes.

Beginning in 2025, or at any time in the case of certain events, the Notes may be redeemed at our option, which limits the ability of holders of the Notes to accrue interest over the full stated term of the Notes.

We may, at our option, redeem the Notes (i) in whole or in part, beginning on an interest payment date in the second half of 2025 and on any interest payment date thereafter and (ii) in whole but not in part, at any time upon the occurrence of:

•	a “Tier 2 Capital Event,” which is defined in the Indenture to mean our good faith determination that there is more than an insubstantial risk that we will not be entitled to treat the Notes as Tier 2 capital;

•	a “Tax Event,” which is defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest paid by us on the Notes is not, or within 90 days of the date of such legal opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

•	an “Investment Company Event,” which is defined in the Indenture to mean receipt by us of an opinion from counsel experienced in such matters to the effect that there is more than an insubstantial risk that we are, or within 90 days of the date of such legal opinion will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, in each case at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption. Any redemption of the Notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. There can be no assurance that the Federal Reserve will approve any redemption of the Notes that we may propose. In addition, the redemption of the Notes may be subject to prior approval of the holders of our senior indebtedness, and there is no assurance that such holders of our senior indebtedness will approve any redemption of the Notes. Furthermore, you should not expect us to redeem any Notes when they first become redeemable or on any particular date thereafter. If we redeem the Notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.

The amount of interest payable on the Notes will vary during and after 2025.

During the fixed rate period, the Notes will bear interest at a fixed interest rate. Thereafter, the Notes will bear interest at a floating rate per annum equal to a floating interest rate (which is expected to be Three-Month Term SOFR) plus a spread, subject to certain provisions of the Notes. The per annum interest rate that is determined at the reference time for each interest period will apply to the entire quarterly interest period following such determination date even if the floating interest rate increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including, without limitation, economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

The level of Benchmark rate (which is expected to be the Three-Month Term SOFR) may affect our decision to redeem the Notes.

The Company is more likely to redeem the Notes on or after July 2025 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If the Company redeems the Notes prior to their maturity date, holders may not be able to invest in other securities that yield as much interest as the Notes.

Holders of the Notes will have no rights against the publishers of the Benchmark rate (which is expected to be the Three-Month Term SOFR).

Holders of the Notes will have no rights against the publishers of the Benchmark, even though the amount they receive on each interest payment date after July 2025 will depend upon the level of the Benchmark rate (which is expected to be the Three-Month Term SOFR). The publishers of the Benchmark rate are not in any way involved in the offering of the Notes and have no obligations relating to the Notes or the holders of the Notes.

Our published credit ratings may not reflect all risks of an investment in the Notes.

The published credit ratings of us or our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The published credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes.

Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances.

A downgrade in our credit ratings or the ratings of our subsidiaries could have a material adverse impact on us.

Rating agencies continuously evaluate us and our subsidiaries, and their ratings of our long-term and short-term debt are based on a number of factors, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. In light of these reviews and the continued focus on the financial services industry generally, we and our subsidiaries may not be able to maintain our current credit ratings. Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers. A reduction in our or our subsidiaries’ credit ratings could also increase our borrowing costs and limit access to the capital markets.

Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties. Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions. Accordingly, ratings downgrades for other financial institutions could affect the market price of our stock and could limit our access to or increase our cost of capital.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes have not been registered with the SEC under the Securities Act. The Notes are being offered and sold in reliance upon an exemption from registration provided in Rule 506 of Regulation D promulgated under and Section 4(a)(2) of the Securities Act. Accordingly, the Notes may not be offered or sold absent registration with the SEC or a valid exemption under the Securities Act, and are subject to certain transfer restrictions set forth in the Notes.

Investors should not rely on indicative or historical data concerning SOFR.

The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement, which is Compounded SOFR). In the following discussion of SOFR, when we refer to the Notes, we mean the Notes at any time during the floating rate period when the interest rate on the Notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of DTC. SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTC.

FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this document or incorporated by reference herein or therein.

FRBNY started publishing SOFR in April of 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. Investors should not rely on such historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the Notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in SOFR could adversely affect holders of the Notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There is no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the Notes during the floating rate period, which may adversely affect the trading prices of the Notes. Further, if the Benchmark rate on the Notes during the floating rate period on any determination date declines to zero or becomes negative, the Benchmark rate will be deemed to equal zero. In addition, once the Benchmark rate for the Notes for each interest period during the floating rate period is determined by the calculation agent on the determination date, interest on the Notes shall accrue at such Benchmark rate for the applicable interest period and will not be subject to change during such interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the Notes.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked Notes may fluctuate more than floating rate securities that are linked to less volatile rates

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate (“LIBOR”) for U.S. dollar obligations. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from LIBOR. For example, SOFR is a secured overnight rate, while LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas LIBOR is forward-looking. Because of these and other differences, there is no assurance that SOFR will perform in the same way as LIBOR would have performed at any time, and there is no guarantee that it is a comparable substitute for LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect holders of the Notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a comparable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the yield on, value of and market for the Notes.

Any market for the SOFR-linked Notes may be illiquid or unpredictable.

Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked Notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked Notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked Notes, the trading price of the SOFR-linked Notes may be lower than those of securities that are linked to rates that are more widely used. Investors may not be able to sell the SOFR-linked Notes at all or may not be able to sell the SOFR-linked Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. Investors should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements that they may put in place in connection with any acquisition, holding or disposal of the SOFR-linked Notes.

The interest rate for the Notes during the applicable floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the Notes, the interest rate on the Notes for each interest period during the applicable floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the Notes. If, at the commencement of the applicable floating rate period for the Notes, the Federal Reserve and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or FRBNY or any successor thereto (the “Relevant Governmental Body”) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the Notes during the applicable floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the Notes, we are expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that we decide are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the Notes, which are defined in the terms of the Notes as “Three-Month Term SOFR Conventions.” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, we will need to determine and to instruct the calculation agent concerning the manner and timing for its determination of the applicable Three-Month Term SOFR during the applicable floating rate period. Our determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the Notes during the applicable floating rate period, which could adversely affect the return on, value of and market for the Notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the Notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the floating interest rate on the Notes for each interest period during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first-available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect holders of the Notes.

Under the benchmark transition provisions of the Notes, if Three-Month Term SOFR has been discontinued or if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (i) the Relevant Governmental Body (such as the ARRC); (ii) the International Swaps and Derivatives Association, Inc.; or (iii) in certain circumstances, us. In addition, the benchmark transition provisions expressly authorize us to make certain changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during any interest period during the floating rate period, which could adversely affect the yield on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark rate that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark rate that it is replacing.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities similar to the Notes, the trading price of the Notes may be lower than those of debt securities linked to such rates that are more widely used. Debt securities indexed to SOFR (as the Notes will be) may not be able to be sold at all or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

We or an affiliate of ours will or could have authority to make determinations and elections that could affect the return on, value of and market for the Notes.

Under the terms of the Notes, we may make certain determinations, decisions and elections with respect to the Benchmark rate on the Notes during the floating rate period, including, without limitation, any determination, decision or election required to be made by the calculation agent that the calculation agent fails to make. We will make any such determination, decision or election in our sole discretion, and any such determination, decision or election that we make could affect the amount of interest that accrues on the Notes during any interest period in the floating rate period. If the calculation agent fails, when required, to make a determination that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, or fails, when required, to determine the Benchmark Replacement and Benchmark Replacement Adjustment, then we will make those determinations in our sole discretion. Furthermore, we or an affiliate of ours may assume the duties of calculation agent. We will act as the initial calculation agent and we cannot assure you that we will appoint an independent third-party calculation agent at any time. Any exercise of discretion by us under the terms of the Notes, including, without limitation, any discretion exercised by us or by an affiliate acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we or an affiliate of ours acting as calculation agent may have economic interests that are adverse to the interest of the holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. All determinations, decisions or elections by us, or by us or an affiliate acting as calculation agent, under the terms of the Notes will be conclusive and binding absent manifest error.

The Notes may be issued with original issue discount for U.S. federal income tax purposes.

The Notes may be issued with original issue discount for U.S. federal income tax purposes. In such case, holders subject to U.S. federal income taxation, whether on the cash or accrual method of tax accounting, generally would be required to include any amounts representing original issue discount in gross income (as ordinary income) as the original issue discount accrues on a constant yield to maturity basis, in advance of the receipt of cash payments to which such income is attributable.